Exhibit 99.1

           Zhone Announces Settlement of HeliOss Litigation

    OAKLAND, Calif.--(BUSINESS WIRE)--Oct. 30, 2003--Zhone Technologies, Inc. (Nasdaq:TELM), the first company dedicated to developing the full spectrum of next-generation access infrastructure solutions, today announced that Zhone and HeliOss Communications, Inc. have signed a binding settlement agreement to dismiss their claims against each other.
    The company will revise its previously announced results for the quarter ended September 30, 2003 to reflect the resolution of the contingency that existed as of September 30, 2003. The net loss applicable to holders of common stock on a generally accepted accounting principles (GAAP) basis will increase from the $1.9 million or $(0.12) per share that was previously announced to $3.5 million or $(0.23) per share.

    About Zhone Technologies, Inc. (Zhone)

    Zhone's strategy combines existing solutions with Zhone's internally developed intellectual property to create a portfolio of scalable next-generation network products supporting a rich array of voice, data, video, and entertainment services. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE:LU) in June 1999. Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), FlexBand(TM) Multi-service port, Zhone Management System (ZMS(TM)), Broadband Access Node (BAN(TM)), Multi-Access Line Concentrator (MALC(TM)), AccessNode(TM) and Universal Edge(TM) 9000 products (purchased from Nortel Networks -- NYSE/TSE:NT), Sechtor(TM) universal voice gateway, the Z-Edge(TM) access products and RAPTOR(TM) DSLAM, the Zhone Residential Gateway
(ZRG) and the FiberJack(TM) PON Terminal. In July 2003, Zhone and Tellium (Nasdaq:TELM) announced that the two companies have entered into a definitive agreement to merge the two companies.

    Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders.

    CONTACT: Zhone Technologies, Inc.
             Christen Chesel, 510-777-7013 (Investors) investor-relations@zhone.com
             David Markowitz, 510-777-7020 (Media)
             dmarkowitz@zhone.com
             www.zhone.com